Exhibit 99.1

Company/Investor Contact:

Dianne Will

Hemispherx Biopharma, Inc.

518-398-6222

ir@hemispherx.net

FDA Advisory Committee Makes Recommendations on Ampligen® for Chronic Fatigue Syndrome

Philadelphia, PA, December 21, 2012: Hemispherx Biopharma, Inc. (NYSE MKT: HEB) (the “Company” or “Hemispherx”) today announced the outcome of the meeting of the Arthritis Advisory Committee (the “AAC”) of the U.S. Food and Drug Administration (the “FDA”) on the New Drug Application (“NDA”) for Ampligen® for Chronic Fatigue Syndrome (“CFS”).

On the question: “Considering the totality of the data, is there substantial evidence of efficacy for Ampligen for the treatment of patients with chronic fatigue syndrome (CFS)?,” the AAC voted 9 no, 4 yes and 1 AAC member left the room and did not vote.

On the question: “Has the safety of Ampligen been adequately assessed and characterized for the treatment of chronic fatigue syndrome (CFS)?,” the AAC voted 9 no, 4 yes and 1 AAC member left the room and did not vote.

On the question: “Is the safety profile of Ampligen adequate for approval for the treatment of CFS?,” the AAC voted 8 yes, 5 no and 1 non-vote.

On the question: “Based on the information included in the briefing materials and presentations, has the applicant provided sufficient efficacy and safety data to support marketing of Ampligen for the treatment of CFS?,” the AAC voted 8 no, 5 yes and 1 non-vote.

Hemispherx is committed to the Ampligen® clinical development program and to bringing Ampligen® to market to ease the suffering of those seriously afflicted with CFS. The Company will also continue to work closely with the FDA to support the review of this investigational compound. Hemispherx will seek to do everything necessary to confirm in a scientifically rigorous manner that Ampligen® is a safe and effective treatment for CFS.

The AAC based its voting on a review of data from the Ampligen® clinical development program included as part of the Company’s NDA submission. This submission included data on nine studies conducted in patients with CFS, including two pivotal studies and seven supportive studies. The trials were designed to evaluate safety, tolerability and efficacy in the approximately 845 patients (589 unique subjects suffering from severely debilitating CFS) who received Ampligen®. The majority of the AAC members expressed the view that an additional controlled clinical trial of Ampligen should be conducted prior to the FDA granting approval.

The Prescription Drug User Fee Act (“PDUFA”) review goal for the FDA to complete its review of the NDA is February 2, 2013. The FDA uses committees, like the AAC, to obtain independent expert advice on scientific, technical, and policy matters to assist in its mission to protect and promote public health. The FDA is not bound by the AAC's recommendation, but will consider their recommendation in its review.

DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements (explained below), including statements about the remaining steps to potentially gain FDA approval of the Ampligen® NDA for the treatment of Chronic Fatigue Syndrome. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® NDA. These activities and the ultimate outcomes are subject to a variety of risks and uncertainties, including but not limited to risks that (i) the FDA may follow the AAC’s recommendation and decide not to approve the Ampligen® NDA; (ii) the FDA may ask for additional data, information or studies to be completed or provided prior to approval; (iii) the FDA may require additional work related to the commercial manufacturing process to be completed prior to approval or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved; (iv) the FDA may determine that the complete response submitted by Hemispherx is not “complete,” potentially requiring the Company to conduct additional activities before it can re-file, if at all, the complete response; and (v) until completion of the FDA review of the Ampligen® NDA and final approval of the product and prescribing information, if any, the specific patient population for which Ampligen® may be indicated will not be known. Any failure to satisfy the FDA’s requirements could significantly delay, or preclude outright, approval of the Ampligen® NDA.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations and represent the Company’s judgment as of the date of this release. The inclusion of forward-looking statements should not be regarded as a representation by Hemispherx that any of its plans will be achieved. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Hemispherx’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Examples of such risks and uncertainties include those set forth in the Disclosure Notice, above, as well as the risks described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Hemispherx undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise revise or update this release to reflect events or circumstances after the date hereof.